Exhibit 10.13

GAMES DEVELOPMENT AND LICENSING AGREEMENT

This Agreement (the “Agreement”) is made by and among TapGames, a Pakistani Registered Firm as Partnership, of 14 D , L Block Gulberg 3 Lahore, Pakistan (hereinafter “TapGames” which expression shall be deemed to include successors in interest, legal heirs and assigns), Khurram Samad an individual who may receive Notice care of GeniTeam, House #14D, Block L, Main Ferozepur Road, Gulberg III, Lahore, Pakistan, Rizwan Yousuf an individual who may receive Notice care of GeniTeam, House #14D, Block L, Main Ferozepur Road, Gulberg III, Lahore, Pakistan, GenITeam, a Pakistani Corporation located at House #14D, Block L, Main Ferozepur Road, Gulberg III, Lahore, Pakistan and Tapinator, Inc., an American corporation duly registered and incorporated in the State of Delaware, having its office address at 110 West 40th St., Suite 1902 New York, NY, 10018 USA (hereinafter “Tapinator” which expression shall be deemed to include affiliates, successors in interest and permitted assigns).

(The parties hereto may be referred to as “Party” individually or “Parties” jointly)

WHEREAS TapGames is a business entity representing the interests of Khurram Samad, GenITeam and others, managed by Rizwan Yousuf and his team of GenITeam employees, with Khurram Samad and Umer Khan being the main investors in TapGames.

AND WHEREAS Khurram Samad is also a shareholder in Tapinator and currently owns 15,292,891 common shares.

AND WHEREAS Tapinator is in the business of developing and publishing mobile games;

AND WHEREAS Khurram Samad and Tapinator have previously entered into a Game Engine and Game-specific Development Agreement dated June 17, 2014 (“Agreement 1”) and furthermore, GenITeam is bound by a Professional Services Agreement dated September 29, 2016 between Tapinator and GenITeam (“Agreement 2”), (together the “Previous Agreements”);

AND WHEREAS Tapinator and TapGames are desirous of formalizing a business relationship with a view of developing new mobile games (the “Games”) in line with Annex A to this Agreement, and Tapinator, GenITeam, and Khurram Samad are desirous of amending and clarifying certain terms of their existing business relationship.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

I.	DEFINITIONS

In this Agreement, the following expressions have the following meanings (except where the context requires otherwise):

a.	“ Confidential Information ” shall mean all information relating to the business of TapGames or Tapinator, including without limitation, unreleased information regarding the Games, the Games’ source code and technologies relating thereto or embodied therein, the identity of their arrangements with any person or entity, manufacturing sources, financial information of either Party, including pricing and cost information, the Games or plans for the Games, and marketing plans, materials and other information directly related to or incidental to the Games. Confidential Information shall not include any information which: (i) is or becomes generally known to the public by any means other than a breach of the obligations of the receiving party; (ii) was previously known to the receiving party or rightly received by the receiving party from a third party; (iii) is independently developed by the receiving party; or (iv) is subject to disclosure under court order or other lawful process. For purposes of clarity, Confidential Information does not include press releases or other promotional and/or marketing distributions made by either party relating to the Games, provided that such documents do not contain information that would otherwise be Confidential Information.

b.	“ Intellectual Properties ” or “ Intellectual Property Rights” shall mean any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing: (a) rights associated with works of authorship anywhere in the world, including, but not limited to, copyrights (including without limitation, the sole and exclusive right to prepare derivative works of the copyrighted work and to copy, manufacture, reproduce, distribute copies of, modify, perform and display the copyrighted work and all derivative works thereof), moral rights (including without limitation any right to identification of authorship and any limitation on any subsequent modification) and mask-works; (b) rights in and relating to the protection of trademarks, service marks, trade names, goodwill, rights of publicity, merchandising rights, advertising rights and similar rights; (c) rights in and relating to the protection of trade secrets and confidential information; (d) source code, patents, designs, algorithms and other industrial property rights and rights associated therewith; (e) other intellectual and industrial property and proprietary rights (of every kind and nature anywhere in the world throughout the universe and however designated) relating to intangible property that are analogous to any of the foregoing rights (including without limitation logos, rental rights and rights to remuneration), whether arising by operation of law, contract, license or otherwise; (f) registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force throughout the world (including without limitation rights in any of the foregoing); and (g) rights in and relating to the sole and exclusive possession, ownership and use of any of the foregoing throughout the world, including without limitation, the right to license and sublicense, assign, pledge, mortgage, sell, transfer, convey, grant, gift over, divide, partition and use (or not use) in any way any of the foregoing now or hereafter (including without limitation any claims and causes of action of any kind with respect to, and any other rights relating to the enforcement of, any of the foregoing).

II.	TERM

The Agreement shall be deemed to be effective as of March 1, 2017 (the “Effective Date”) and shall remain in force for six (6) months from the effective date unless terminated as provided herein below or otherwise modified or renewed by the Parties hereto. Upon the expiration of the term, the Parties may renew the Agreement by executing an addendum hereto, signed and executed by the Parties hereto. In the case where the Parties wish to renew the Agreement, game development costs shall not increase by more than 6% annually, beginning 12 months from the Effective Date.

III.	COST SHARING

a.	The cost of development of the Games shall be in line with the schedule of Games attached herewith as Annex A to this Agreement. The cost of the development will be shared as under:

i.	TapGames: 60 percent

ii.	Tapinator: 40 percent

b.	All direct third-party costs, including but not limited to, development, marketing and maintenance costs will be shared as under:

iii.	TapGames: 60 percent

iv.	Tapinator: 40 percent

c.	In the event that the Parties mutually agree to update one or more Games developed under this Agreement they will share the cost of updating the game(s) in same ratios as above.

IV.	EXCLUSIVITY

Beyond the Games listed in Annex A or unless provided for in paragraph VIII below, the Parties, hereto, shall not be hindered in any way from developing other games or software in course of their ordinary business. Beginning as of the date hereof, any prior non-compete clauses agreed upon by the Parties in the Previous Agreements between them are declared null and void, but without any effect on Khurram Samad’s current shareholding in Tapinator.

V.	REVENUE SHARE AND CROSS PROMOTION

a.	Tapinator and TapGames shall both create separate and new Google Play, Amazon and iOS Developer accounts for the Games and the Games will be published on both accounts as per the following ratio: 1) 50% of the Google Play Games will be published on the Tapinator Google Play Developer account of its choosing and 50% of the Games will be published on the TapGames Google Play developer account of its choosing. 2) 50% of the Amazon Games will be published on the Tapinator Amazon Developer account of its choosing and 50% of the Games will be published on the TapGames Amazon developer account of its choosing. The TapGames Amazon developer account will be linked exclusively to a Tapinator bank account. 3) At least 50% of the iOS Games will be published on the Tapinator iOS developer account of its choosing and up to 50% of the Games will be published on the TapGames iOS developer account of its choosing. Notwithstanding the above, any iOS games that contain in-app purchases shall be published on the Tapinator iOS developer account.

b.	The Parties shall provide each other with viewable access to online admin panels associated with all revenue monetization and cross-promotion mechanisms within the Games. TapGames will add the “T” character logo to all Games published on Tapinator owned developer accounts.

c.	Irrespective of where the Games are published, all advertising and data based revenue mechanisms and accounts associated with the Games, will be exclusively associated with accounts currently owned or to be created by Tapinator.

d.	During the term of this Agreement, any unpaid cross promotion of other mobile games or applications within the Games will be limited exclusively to the cross promotion of the Games created under this Agreement unless otherwise mutually agreed to by the Parties. TapGames shall be free to install and use the cross promotion mechanism of its choice within the Games. For purposes of clarity, at expiry of this agreement, TapGames will continue to own and use cross promotion as it deem fit.

e.	Tapinator shall agree, that for as long as it continues to own such games, it shall during the Term of this Agreement use 100% of the existing cross promotion inventory in the games developed under Agreement 1 and Agreement 2 toward cross promoting the Games under this Agreement.

f.	The shares in revenue from the Games will be 60:40 in favor of TapGames. During the term of this Agreement and for a period of three years, thereafter, Tapinator shall submit a monthly report of the sales of Games to TapGames and shall within fifteen (15) days of cash realization of revenue transfer to TapGames it’s respective share.

g.	Tapinator shall be entitled to its 40% share in revenue from the Games for the period of three (03) Years from the launch of each game and this clause shall survive expiry or termination of this Agreement.

h.	Upon or following termination of the Agreement, TapGames shall not modify or reduce the paid advertisement placements within the Games without the mutual consent of the Parties hereto.

i.	Tapinator shall directly maintain one or more bank accounts for the receipt of all revenue under this Agreement. Any revenue due to TapGames shall be paid by Tapinator in accordance with paragraph VI(b) below. Tapinator shall keep all of its record, contractual and accounting and banking documents and company documents in relation to its business and activities under this Agreement in its offices, during the term of this Agreement and for three (3) years after the expiration or termination of this Agreement.

VI.	METHOD OF PAYMENT

a.	Any and all payments under this Agreement by Tapinator shall be made in US Dollars, by wire transfer to the account designated by TapGames or in such other method as may be mutually agreed between the Parties. Each Party shall be solely responsible for any and all foreign or United States taxes, Social Security contributions or payments, disability insurance, unemployment taxes, and other payroll type taxes applicable to such compensation, if any, which are required to be paid under this Agreement.

b.	Any invoice submitted to Tapinator by TapGames and approved by Tapinator has to be cleared within the time period of fifteen (15) days from receipt by Tapinator of the cash corresponding to the revenue underlying such revenue. In the event payment is delayed by Tapinator for more than thirty days (30) days under this Agreement, Tapinator shall pay the delay interest of 1.5 percent per month on such delayed amount for each day of delay until the full payment is made.

VII.	PREVIOUS AGREEMENTS

a.

All obligations in the Previous Agreements shall continue, but in the event of any conflict between the terms of the Previous Agreements and this Agreement, this Agreement shall prevail; provided, however, in no event shall Section 11 and Sections 13, 15, 17 and 18 of Agreement 1 and Section 10 of Agreement 2 be superseded by this Agreement. The Parties further agree that future game development under Agreement 2 shall be indefinitely suspended as of the date hereof. The Parties further agree that as of the date hereof, Khurram Samad shall no longer hold any executive position with Tapinator. Simultaneously with the execution of this Agreement, Khurram Samad shall execute and deliver to Tapinator the form of resignation letter set forth in Annex B attached hereto. Simultaneous with the execution of this agreement, GeniTeam shall start delivering the source code and any software keys for the most recent versions of all games covered by the Previous Agreements with the exception of the “Pre- Existing” & “Pre-Public” games as defined in section 6 of Agreement 1. The software code shall be placed into a Dropbox account provided by Tapinator or via some other method mutually agreed among the Parties and this shall be completed for all games no later than 60 days from the date of execution of this Agreement. Notwithstanding anything herein, all games developed by GenITeam pursuant to i) Agreement 1, with the exception of the “Pre-Existing” & “Pre- Public” games, as defined in Exhibits A and Exhibit B thereto, and ii) Agreement 2, (collectively the “Tapinator Games”) shall continue to be Tapinator’s sole and exclusive property and GenITeam agrees to perform any and all acts that may be deemed reasonably necessary or desirable by Tapinator to evidence more fully the transfer of ownership of such games to Tapinator. For purposes of clarity, at expiry of this Agreement, Tapinator will continue to own and use cross promotion within the Tapinator Games as it deems fit.

To resolve previous disagreements relating to Agreement 1, Tapinator shall, within 30 days from the date of execution of this Agreement, transfer all of the “Pre- Existing” & “Pre-Public” games, as defined in Exhibits A and Exhibit B of Agreement 1, to Khurram Samad. Such transfer shall include Taxi Driver 3D / Pro Parking Taxi. Until such transfer, for the period January 1, 2017 – March 31, 2017, Khurram Samad will continue to receive 80 % of net-revenue as defined in section 6 of Agreement 1, from all of these games, with the exception of Taxi Driver 3D / Pro Parking Taxi. Until such transfer, for the period April 1, 2017 through the transfer date, Khurram Samad will receive 100% of net-revenue as defined in section 6 of Agreement 1, from all of these games, including Taxi Driver 3D / Pro Parking Taxi. In consideration and in connection with this dispute resolution, simultaneously with the execution of this Agreement, Khurram Samad and Tapinator shall each execute and deliver a mutual release of all claims relating to Agreement 1, the form of which is attached hereto as Annex C.

VIII.	NON-COMPETITION

a.	Beginning as of the date hereof, any previous obligations of non-competition on Khurram Samad or GenITeam contained in Previous Agreements are hereby declared null and void.

b.	TapGames and Rizwan Yousuf of TapGames will each wholly dedicate its and his fullest and exclusive efforts and time to the Games and their development and shall, for the term of this Agreement not take part in the development of any other games.

c.	TapGames shall use best efforts to ensure that any and all team members or subcontractors working on the Games or who have worked on games pursuant to the Previous Agreements will wholly dedicate their fullest and exclusive efforts and time to the Games and their development and shall, for the term of this Agreement not take part in the development of any other games. Tap Games shall provide a list of all team members working on the Games on a quarterly basis.

IX.	INTELLECTUAL PROPERTY

a.	The Intellectual Property Rights for the Games shall vest exclusively with TapGames, which Tapinator will use under exclusive licenses through the Agreement, which exclusive licenses are hereby deemed to be granted to Tapinator for a period of three (03) years from the launch of each Game.

b.	The Games shall not be modified in any manner through current or future available technologies without the formal written consent of TapGames and Tapinator.

X.	DISPUTE RESOLUTION

a.	Any dispute, controversy or claim arising out of or relating in any way to the Agreement or Previous Agreements including without limitation any dispute concerning the construction, validity, interpretation, enforceability or breach of the Agreement, shall be exclusively resolved by binding arbitration upon a Party’s submission of the dispute to arbitration. In the event of a dispute, controversy or claim arising out of or relating in any way to Agreement, the complaining Party shall notify the other Party in writing thereof. Within thirty (30) days of such notice, the representatives of both Parties shall meet at an agreed location to attempt to resolve the dispute in good faith. Should the dispute not be resolved within thirty (30) days after such notice, the complaining Party shall seek remedies exclusively through arbitration. For purposes of clarity, this Article X in no way governs any dispute, controversy, or claim arising out of or relating in any way (whether existing in the past, currently, or in the future) to Khurram Samad’s equity interest in and/or officer positions held with Tapinator and/or any of its subsidiaries, including but not limited to claims arising out of the Securities Exchange Agreement dated June 16, 2014 between Tapinator LLC, The members of Tapinator LLC including Khurram Samad, and Tapinator, Inc. (collectively, the “Excluded Claims”). Any such Excluded Claims shall be governed by the Delaware Rapid Arbitration Act, Title 10, Chapter 58 of the Delaware Code.

b.

Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Court of International Arbitration (“LCIA”) Rules, which Rules are deemed to be incorporated by reference into this clause.

i.	The number of arbitrators shall be one.

ii.	The seat, or legal place, of arbitration shall be London, United Kingdom.

iii.	The language to be used in the arbitral proceedings shall be English.

iv.	The governing law of the contract shall be the substantive law of England and Wales without regard to its conflict of laws principles.

XI.	CONFIDENTIALITY

Neither party shall disclose to any third party the business of the other party to this Agreement, details regarding the Games, including, without limitation any information regarding the Games’ source code, the specifications, or any other Confidential Information, (ii) make copies of any Confidential Information or any content based on the concepts contained within the Confidential Information for personal use or for distribution unless requested to do so by the party providing the Confidential Information, or (iii) use Confidential Information other than solely for the legitimate benefit under this Agreement.

XII.	LIMITATION OF LIABILITY

a.	The Games are provided by TapGames and accepted by Tapinator as is. TapGames shall not be liable for any general, special, incidental or consequential damages including, but not limited to, loss of production, loss of profits, loss of revenues, loss of data, or any other business or economic disadvantage suffered by Tapinator; provided, however, this limitation will not apply in the event there exists any gross negligence or intentional misconduct by TapGames with respect to any of its actions under this Agreement.

b.

Except as set forth below, TapGames makes no warranty expressed or implied regarding the fitness of the Games for a particular purpose or that the Games will be suitable or appropriate for the specific requirements of Tapinator. TapGames represents and warrants that (1) the Games shall be prepared in a workmanlike manner and with professional diligence and skill; (2) the Games will conform to the specifications and functions set forth in this Agreement; (4) the Games will not infringe the intellectual property rights of any third party, (5) the Games will be developed in compliance with applicable laws and (6) any “open source” code included in the Games will not integrate any open source software with the Games in such a way as to subject the Games to a requirement to make the source code of the Games available at no charge to any third party or as open source.

c.

TapGames does not warrant that use of the Games will be uninterrupted or error- free. Tapinator accepts that games in general are prone to bugs and flaws within an acceptable level as determined in the industry.

XIII.	TERMINATION

a.	Either Party may terminate this Agreement by giving a written notice sixty (60) days in advance of envisaged date of termination.

b.	The termination envisaged hereunder shall have no effect on Previous Agreements.

XIV.	NO MODIFICATION UNLESS IN WRITING. No modification of this Agreement shall be valid unless in writing and agreed upon by both Parties.

XV.	MISCELLANEOUS

a.	Costs and Lawyers’ Fees. In the event that any party institutes any legal suit, action, or proceeding including arbitration, against the other party to enforce the covenants contained in this Agreement or obtain any other remedy in respect of any breach of this Agreement arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including actual lawyers’ fees and expenses and court costs.

b.

Further Assurances. Each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

c.	Public Announcements. Unless otherwise required by applicable law, governing regulatory body, or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned, or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, however, the parties shall have the rights to promote the Games as contemplated in the definition of Confidential Information.

d.

Notices (Short-Form). All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre- paid), facsimile or email (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage pre-paid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section.

e.	Relationship of Parties. In the performance of this Agreement, each party is acting independently and is not an agent or representative of the other party. Neither party has any authority to transact any business in the name of or on account of the other party or otherwise obligate the other party in any manner. This Agreement does not constitute a partnership, agency, joint marketing effort, co-marketing effort, teaming arrangement or joint venture. There shall be no employer-employee relationship between TapGames and Tapinator. Under no circumstances shall TapGames, or any of TapGames's employees or subcontractors, look to Tapinator as his/her employer, or as a partner, agent or principal. Neither TapGames, nor any of TapGames's employees or subcontractors, shall be entitled to any benefits accorded to Tapinator's employees, including without limitation worker's compensation, disability insurance, vacation or sick pay. TapGames shall be responsible for providing, at TapGames's expense, and in TapGames's name, unemployment, disability, worker's compensation and other insurance, as well as licenses and permits usual or necessary for conducting the services under this Agreement.

f.

Interpretation: For purposes of this Agreement, (a) the words “include,” “includes,” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (d) to sections, schedules, annexes and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; (e) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (f) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated there under. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

g.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement

h.

Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. [Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.]

i.	Entire Agreement. This Agreement together with any other documents incorporated herein by reference and all related annexures exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, and the Previous Agreements and the related annexures exhibits and schedules (other than an exception expressly set forth as such in the schedules), the statements in the body of this Agreement shall control (except as other provided in this Agreement).

j.

No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, unless otherwise specified in this Agreement; provided, however, that in the case of a sale of substantially all of Tapinator’s assets, merger, change of control or other corporate reorganization of Tapinator, Tapinator shall have the right to transfer the license to the Games and this Agreement to the acquirer without the consent, written or otherwise, of TapGames.

k.	Cumulative Remedies. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in this Agreement.

The Parties hereto have executed this Agreement as of the dates hereof:

Rizwan Yousuf, on behalf of TapGames	Ilya Nikolayev, on behalf of Tapinator

House #14D, Block L	110 West 40th St., Ste 1902, NY, NY 10018
Main Ferozepur Rd.
Lahore, Pakistan

Date: 4/23/2017	Date: 4/24/2017

Khurram Samad, individually	Rizwan Yousuf, individually

c/o GenITeam	c/o GenITeam
House #14D, Block L	House #14D, Block L
Main Ferozepur Rd.	Main Ferozepur Rd.
Lahore, Pakistan	Lahore, Pakistan

Date: 4/23/2017	Date: 4/22/2017

For the purposes of all references, direct or indirect, to Agreement 2:

Khurram Samad, on behalf of GenITeam

House #14D, Block L
Main Ferozepur Rd.
Lahore, Pakistan

Date: 4/22/2017

ANNEX A*

Games Development Production, Cost Sharing and Revenue Sharing Schedule

		Effective
New Games Per Month	Total Cost	Cost Per Game	TapGames Monthly Cost	Tapinator Monthly Cost

9	$82,000	$9,111.11	$49,200	$32,800

TapGames Investment	60%
Tapinator Invesment	40%

TapGames % of Revenue	60%
Tapinator % of Revenue	40%

*All Games to be developed for each of GPlay, iOS and Amazon platforms, unless there is a policy variation amongst stores that  prevents specific Games from being published on specific platforms.

ANNEX B

SAMAD RESIGNATION LETTER

March 01, 2017

Board of Directors

Tapinator, Inc.

110 West 40th St. Suite 1902

New York, NY 10018

RE:     Resignation from Tapinator, Inc.

To Whom It May Concern:

Effective as of the date hereof, please accept this correspondence as formal notice of my resignation of any and all my officer positions held with Tapinator, Inc., a Delaware corporation (the “Company”), including any and all my officer positions held with any subsidiaries of the Company.

Sincerely,

Khurram Samad

ANNEX C

MUTUAL RELEASE

Tapinator Release. Tapinator hereby releases and discharges Khurram Samad for and from any and all disputes, charges, claims, demands, damages, losses, obligations, actions, causes of action, costs and expenses, including, without limitation, attorneys’ fees, costs of court, of any kind or nature whatsoever, whether in law, equity or otherwise, whether known or unknown, suspected or unexpected, liquidated or unliquidated, asserted or unasserted, matured or unmatured, including, without limitation, any and all claims or matters directly or indirectly arising from, in connection with or related to solely Agreement 1 & Agreement 2. This provision does not release claims arising from actual fraud, theft or intentional misrepresentation. This provision does not release or effect any other matters or agreement between Khurram Samad and Tapinator.

Samad Release. Khurram Samad hereby releases and discharges Tapinator and its officers, directors, employees and affiliates for and from any and all disputes, charges, claims, demands, damages, losses, obligations, actions, causes of action, costs and expenses, including, without limitation, attorneys’ fees, costs of court, of any kind or nature whatsoever, whether in law, equity or otherwise, whether known or unknown, suspected or unexpected, liquidated or unliquidated, asserted or unasserted, matured or unmatured, including, without limitation, any and all claims or matters directly or indirectly arising from, in connection with or related to solely Agreement 1 & Agreement 2. This provision does not release claims arising from actual fraud, theft or intentional misrepresentation. This provision does not release or effect any other matters or agreement between Khurram Samad and Tapinator.

Khurram Samad, individually	Ilya Nikolayev, on behalf of Tapinator

c/o GeniTeam	110 West 40th St., Ste 1902
House #14D, Block L	New York, NY 10018
Main Ferozepur Rd.
Lahore, Pakistan

Date: 4/22/2017	Date: 4/24/2017